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                                                                   EXHIBIT 10.2


                            UTAH PROVIDER AGREEMENT


         This Agreement ("Agreement") is made and entered into this 13th day of April 1995, by and between Champion Healthcare Corporation ("Champion"), a Delaware corporation, and Healthtrust Inc. - The Hospital Company ("Healthtrust"), a Delaware corporation.

         WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January 25, 1995, by and among Healthtrust, Medical Services of Salt Lake City, Inc. ("MSSLC"), a Utah corporation and a wholly-owned subsidiary of Healthtrust, Champion and CHC-Salt Lake City, Inc. ("Buyer"), a Utah corporation and a wholly-owned subsidiary of Champion, as amended by that certain First Amendment to Asset Purchase Agreement, dated as of the date hereof, among such parties (such Asset Purchase Agreement, as so amended, the "Asset Purchase Agreement"), Buyer is acquiring Salt Lake Regional Medical Center (the "Hospital") and the related clinics listed in Schedule A hereto (the "Clinics") from MSSLC; and

         WHEREAS, it is Healthtrust's and Champion's intent under the Asset Purchase Agreement that the Hospital and the Clinics be provided the opportunity to participate in HTI Utah Provider Networks (as defined below) for the purpose of entering into Managed Care Contracts (as defined below) with Third Party Payors (as defined below) on a fair and equitable basis, as provided for under this Agreement; and

         WHEREAS, the obligation of Buyer to acquire the Hospital and the Clinics pursuant to the Asset Purchase Agreement is conditioned upon the execution by Healthtrust and Champion of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. In addition to the words and terms elsewhere defined herein, the following words and terms used in this Agreement shall have the following meanings unless the context or use clearly indicates another or different meaning or intent:

         (a) "Capitated Managed Care Contracts" means Managed Care Contracts under which the Third Party Payor agrees to pay the participating healthcare providers a predetermined amount per enrollee, per month, without regards to the amount of services rendered or utilization incurred by the healthcare providers (or pursuant to a similar system).

         (b) "Case Rate Managed Care Contracts" means Managed Care Contracts under which the Third Party Payor has agreed to
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reimburse participating healthcare providers based upon a predetermined fee scheduled for the services rendered by such healthcare providers (including per diem rates, DRG-type rates or other similar flat-rate structures).

         (c) "Champion Affiliates" means corporations, partnerships, limited liability companies and other entities controlled by, or under common control with, Champion.

         (d) "Existing Managed Care Contracts" means Managed Care Contracts that exist as of the date of this Agreement and which were entered into prior to the date of this Agreement.

         (e) "Future Managed Care Contracts" means Managed Care Contracts entered into on or after the date of this Agreement, including (i) any renewal or extension made on or after the date hereof of any Existing or Future Managed Care Contract and (ii) any amendment or modification of any Existing or Future Managed Care Contract under which the Hospital or any of the Clinics is a provider as of the time the amendment or modification is proposed.

         (f) "HTI Affiliates" means corporations, partnerships, limited liability companies and other entities controlled by, or under common control with, Healthtrust or under the common control of any entity that controls Healthtrust.

         (g) "HTI Utah Facilities" means hospitals and clinics in Utah that are owned or operated by HTI Affiliates.

         (h) "HTI Utah Provider Network" means healthcare provider networks organized by Healthtrust or any HTI Affiliate and made up of all or substantially all of the HTI Utah Facilities or any two hospitals, one of which is a HTI Utah Facility located in the Three County Area. The parties acknowledge that Healthtrust currently has no contractual network arrangement among its HTI Utah Facilities, but that such HTI Utah Facilities negotiate collectively for Managed Care Contracts in various groups. The parties agree that the term "HTI Utah Provider Network" includes any informal arrangement meeting the definition set forth above whereby two or more HTI Utah Facilities (including not less than one HTI Utah Facility located in the Three County
Area) collectively negotiate to provide services to a Third Party Payor's enrollees, whether through a single managed care contract or multiple managed care contracts that are substantially similar to one another in all material respects, and that the term "Managed Care Contract" includes any such single contract or series of contracts.

         (i) "Managed Care Contracts" means any contract or series of contracts between Healthtrust or any HTI Affiliates and a Third Party Payor under which any HTI Utah Facility in an HTI





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Utah Provider Network is obligated to provide healthcare services to persons eligible to receive such services by, through or under health care plans administered by such Third Party Payor.

         (j) "PPO Managed Care Contracts" means Managed Care Contracts under which the Third Party Payor agrees to reimburse participating providers a predetermined portion of the fees customarily charged by such healthcare providers for services rendered.

         (k) "Services" means those healthcare services provided by the Hospital or the Clinics and identified to Healthtrust in writing pursuant to
Section 4 hereof.

         (l) "Third Party Payor" means, collectively, insurance companies, health maintenance organizations, preferred provider organizations, health insurance purchasing cooperatives, self-insured employers, multiple employer benefit plans and trusts and other similar organizations or entities.

         (m) "Three County Area" means the area consisting of the following three Utah counties: Salt Lake County, Davis County and Weber County.

         (n) "Unique Services" means, with respect to any particular Managed Care Contract or HTI Utah Provider Network in which the Hospital is a participating provider, Services provided by the Hospital or the Clinics and not provided by any other healthcare provider located in the Three County Area that is participating in such Managed Care Contract or HTI Utah Provider Network.

         2. Healthtrust will offer, or cause its applicable HTI Affiliates to offer, the Hospital and the Clinics the right to participate in any HTI Utah Provider Networks for the purpose of entering into Future Managed Care Contracts with Third Party Payors on the same terms as apply to HTI Utah Facilities located in the Three County Area that are participating in such networks. In accordance with the forgoing covenant, prior to entering into any Future Managed Care Contracts, Healthtrust or its applicable HTI Affiliates will notify Champion of Healthtrust's intent to enter into such a Future Managed Care Contract or to submit a proposal to a Third Party Payor with respect to a Future Managed Care Contract. Such notification will include the identity of the Third Party Payor, a description of whether such proposal involves a Capitated, PPO or Case Rate Managed Care Contract and a description of whether such proposal will involve hospitals only, clinics only or hospitals and clinics. If, within three business days after such notice has been given to Champion, Champion notifies Healthtrust that Champion desires that the Hospital and the Clinics participate in such Managed Care Contract (the date on which Healthtrust





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receives such notice is referred to as the "Notification Date"), then subsections 2(a) through 2(i) below shall apply. If Champion has not notified Healthtrust within such three business day period that Champion desires that the Hospital and the Clinics participate in such Managed Care Contract, Healthtrust shall have no further obligation to Champion, the Champion Affiliates, the Hospital or the Clinics regarding such Managed Care Contract.

                 (a) During the period beginning on the date Champion so notifies Healthtrust and ending on the Exclusivity Termination Date (as defined below), neither Champion nor any Champion Affiliate will
         (i) negotiate with the applicable Third Party Payor regarding a managed care contract for the Hospital or any of the Clinics, (ii) authorize any other party to negotiate on its behalf with such Third Party Payor regarding such a managed care contract (including a managed care contract between such Third Party Payor and a network in which the Hospital or any of the Clinics are or would become members), or (iii) enter into such a managed care contract with such Third Party Payor or participate in any network other than a HTI Utah Provider Network which supplies healthcare services to such Third Party Payor. Clauses (i) through (iii) above shall apply only to the category of managed care product covered by the Managed Care Contract between the applicable Third Party Payor and the applicable HTI Utah Provider Network (or proposed to be entered into between such Third Party Payor and such HTI Utah Provider Network. Therefore, for example, if a hospital-only Capitated Managed Care Contract is entered into between a HTI Utah Provider Network (including the Hospital) and a given Third Party Payor, the Hospital would not be precluded from negotiating with such Third Party Provider regarding a preferred provider contract or a case rate managed care contract, and the Clinics would not be precluded from negotiating with such Third Party Provider regarding any type of managed care contract. The term "Exclusivity Termination Date" as used in this Section 2(a) means (1) if the proposed Managed Care Contract is not entered into with the proposed Third Party Payor with respect to the Hospital and the applicable HTI Utah Facilities, the date on which Healthtrust or Champion is notified by the Third Party Payor that such Third Party Payor does not intend to enter into the proposed Managed Care Contract with the proposed HTI Utah Provider Network; or (2) if the proposed Managed Care Contract is entered into with the proposed Third Party Payor with respect to the Hospital and any HTI Utah Facility, the date on which such Managed Care Contract terminates, is terminated or expires. Notwithstanding the provisions of subsection (2) above, if any such Managed Care Contract





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         expires, is terminated or terminates during the term of the Agreement and Champion has notified Healthtrust that Champion will not include the Hospital and the Clinics in a proposed renewal, extension or amendment of such Managed Care Contract, the Exclusivity Termination Date will be the date that is three months before the expiration date of such Managed Care Contract. Additionally, if such Managed Care Contract expires or terminates after the term of this Agreement, the Exclusivity Termination Date will be the date that is three months before the expiration date of such Managed Care Contract.

                 (b) Neither Champion nor the Champion Affiliates will be permitted to review or comment on such proposed Managed Care Contracts prior to their final execution, except as provided in Section 4 hereof.

                 (c) Subject to the provisions of Sections 2(d), 2(e) and 4 hereof, the Hospital, the Clinics and the Champion Affiliates that own the Hospital and the Clinics will thereafter be bound by any Managed Care Contract entered into between Healthtrust or HTI Affiliates and such Third Party Payor pursuant to such disclosed negotiations or proposal. Subject to the provisions of Sections 2(d), 2(e) and 4 hereof, Healthtrust shall have the right to enter into Managed Care Contracts in the name of, on behalf of, and as agent and attorney-in-fact for, the Champion Affiliates that own and/or operate the Hospital and/or the Clinics. Champion will cause on the effective date hereof Healthtrust or a Healthtrust Affiliate designated by Healthtrust to be appointed as the attorney-in-fact of such Champion Affiliates with the authority to enter into Managed Care Contracts in accordance with this Section 2; provided, however, that such power of attorney will be subject to the provisions of Sections 2(d), 2(e) and 4 hereof.

                 (d) Healthtrust will not enter into a Managed Care Contract as agent for the applicable Champion Affiliate with respect to the Hospital or the Clinics which includes reimbursement rates for the Hospital or the Clinics which are lower than the reimbursement rates for comparable services for the HTI Utah Facilities located in the Three County Area that are participating in such Managed Care Contract.

                 (e) Healthtrust will not knowingly enter into a Case Rate Managed Care Contract as agent for the applicable Champion Affiliate with respect to the Hospital or the Clinics which include case rate, per diem





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         or similar flat rate reimbursement provisions with respect to a Unique
         Service without Champion's prior written consent.

                 (f) Healthtrust will use its best efforts to cause all Third Party Payors with which Healthtrust is negotiating a Future Managed Care Contract (or with which Healthtrust negotiates a Future Managed Care Contract during the term of this Agreement) to include the Hospital and the Clinics in such Managed Care Contract. Accordingly, Healthtrust will include the Hospital and the Clinics in every HTI Utah Network presented to Third Party Payors with respect to proposed Managed Care Contracts. However, if any such Third Party Payor refuses to permit the Hospital or the Clinics to participate in such Managed Care Contract, and representatives of Champion are permitted to discuss such decision with the Third Party Payor, then Healthtrust will not be in breach of this Agreement if HTI Affiliates subsequently enter into Managed Care Contracts with such Third Party Payor under which the Hospital and the Clinics are not participating providers.

                 (g) Champion will cause its applicable Champion Affiliates to execute and deliver all contracts reasonably required by Healthtrust or Third Party Payors in connection with the participation of the Hospital and the Clinics in such Managed Care Contracts.

                 (h) Champion will cooperate with Healthtrust in all reasonable respects in Healthtrust's efforts to negotiate any such Managed Care Contract, including, without limitation, promptly providing Healthtrust with all information reasonably requested of Champion by Healthtrust or the Third Party Payor regarding the Hospital or the Clinics except as prohibited by law (including applicable antitrust laws).

                 (i) The parties contemplate that certain Managed Care Contracts may apply only to HTI Utah Facilities that are clinics or to HTI Utah Facilities that are hospitals, and that, in such cases, Healthtrust's obligations under this Section 2 will apply only to the Clinics or the Hospital, respectively.

         3.      (a)      Healthtrust agrees to use its best efforts to cause
the Third Party Payors who are signatories to Existing Managed Care Contracts under which the Hospital is a participating provider as of the date of this Agreement to consent to the assignment to Buyer of that portion of such Managed Care Contracts





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as apply to the participation of the Hospital and the Clinics under such
Managed Care Contracts.

         (b) Healthtrust agrees to use its best efforts to cause Third Party Payors who are signatories to Existing Managed Care Contracts under which the Hospital is not a participating provider as of the date of this Agreement to offer the Hospital and the Clinics the opportunity to participate in such Managed Care Contracts on the same terms as Healthtrust's participating HTI Utah Facilities located in the Three County Area. With respect to those Existing Managed Care Contracts, if any, under which the Hospital is not a participating provider as of the date hereof, Healthtrust represents and warrants that it has advised Champion of the existence of all such contracts as of the date of this Agreement. Within 30 days of the date of this Agreement, Champion will notify Healthtrust in writing of those contracts, if any, in which Champion desires that the Hospital and the Clinics participate. As soon thereafter as reasonably possible, Healthtrust will contact the Third Party Payors who are signatories to such contracts and will use its best efforts to cause such Third Party Payors to agree to permit the Hospital and the Clinics to participate in such contracts, under the same terms as Healthtrust's participating HTI Utah Facilities. Nothing in this Section 3(b) will require Healthtrust to agree to any material changes to any of such existing Managed Care Contracts in order to permit the Hospital or the Clinics to become providers under such Managed Care Contracts.

         4. (a) Simultaneously with the execution and delivery of this Agreement, Champion has provided to Healthtrust a list of all Services currently provided by the Hospital and by each Clinic. Champion agrees that it will notify Healthtrust promptly of any Services that are no longer offered by the Hospital or any Clinic. Champion may update such list of Services for additional Services as and when new Services are offered by the Hospital or any of the Clinics.

         (b) Prior to entering into a Case Rate Managed Care Contract under which the Hospital or a Clinic will offer a Unique Service, Healthtrust will advise Champion of the Unique Service that will be included in such Managed Care Contract. Thereafter, Champion (i) will advise Healthtrust promptly (and in no event later than three business days later) whether it wishes to include such Unique Service in the proposed Case Rate Managed Care Contract, and (ii) will negotiate diligently and in good faith with the Third Party Payor regarding the reimbursement rates that will be applicable to such Unique Services. After notifying Champion of the Unique Services that apply to a proposed Case Rate Managed Care Contract, Healthtrust will be authorized to enter into a Case Rate Managed Care Contract on behalf of the Hospital and the Clinics that excludes such Unique Service and Champion will be permitted to enter into agreements with the applicable Third Party Payor with





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respect to such Unique Services (which agreement may be incorporated into or separate from the Case Rate Managed Care Contract).

         5. With respect to Capitated Managed Care Contracts under which the Hospital and the Clinics are providers, Healthtrust and Champion will negotiate in good faith to determine the portion of the payments to be made to the applicable participants by the Third Party Payor that will be allocated to the Hospital and the Clinics. If, within 30 days after such negotiations have begun, the parties are unable to agree upon such allocation, Healthtrust and Champion will hire a qualified independent consultant to determine such allocation. The decision of such consultant will be binding on the parties. Healthtrust and Champion each will pay one-half of the fees and expenses of such consultant.

         6. Champion agrees to comply, and to cause the Hospital, the Clinics and the applicable Champion Affiliates to comply, with all applicable terms and requirements of each Managed Care Contract to which any Champion Affiliate is a party or by which any Champion Affiliate is bound. Champion acknowledges and agrees that Hospital's and Clinics' continued participation in any Managed Care Contract for which they have been accepted for participation is contingent on Hospital's and Clinics' compliance with the requirements of such Managed Care Contract, and Healthtrust shall not be deemed or construed to be in violation of this Agreement if a Third Party Payor terminates Hospital's and/or Clinics' participation under such Managed Care Contract because of Hospital's and Clinics' non-compliance with the terms of such Managed Care Contract.

         7. Champion will use its best efforts to cause the Hospital and any Clinics eligible for JCAHO accreditation to maintain at all times their JCAHO accreditation. Champion will notify Healthtrust promptly if the Hospital or any such Clinic loses its JCAHO accredited status during the term of this Agreement.

         8. Champion will use its best efforts to cause the Hospital and any Clinics which must be licensed to maintain at all times all required licenses and permits which relate to the provision of healthcare services under any Managed Care Contract to which any Champion Affiliate is a party or by which any Champion Affiliate is bound. Champion will notify Healthtrust promptly if any such required license or permit is suspended, terminated, unrenewed or otherwise not in place at any time during the term of this Agreement.

         9. Champion shall secure or shall cause Hospital to secure, on behalf of Hospital and Clinics, at its or their expense, professional liability insurance coverage that complies in all





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respects with the insurance requirements of each Managed Care Contract under which the Hospital or any of the Clinics is a provider. Champion shall immediately notify MSSLC in writing of any termination or proposed termination and any material changes or proposed material changes in such insurance policies or coverage.

         10. This Agreement shall have an initial term of two years. Champion shall have an option to renew this Agreement for one additional two year term. To exercise such option, Champion must give Healthtrust written notice of its exercise of this option not less than 60 days prior to the end of the initial term of this Agreement. The termination or expiration of this Agreement pursuant to this or any other section of this Agreement shall not cause the termination of (i) any Managed Care Contracts existing as of the time of such termination or expiration or (ii) Champion's right to participate in, and Champion's obligations under, Managed Care Contracts in effect at such time.

         11. In the event that Champion determines that participation of the Hospital and the Clinics in the HTI Utah Provider Networks and Managed Care Contracts in which the Hospital and the Clinics are participating providers has resulted in undue financial harm (i.e., operating losses to the Hospital and Clinics on a consolidated basis from the provision of patient care to patients pursuant to such Managed Care Contracts during any consecutive six-month period), Champion thereafter may terminate this Agreement and the participation of the Hospital and the Clinics in the Managed Care Contracts in which the Hospital and the Clinics are participating by giving 30 days prior written notice to Healthtrust and the signatories to the Managed Care Contracts of such termination. Notwithstanding the foregoing, Champion acknowledges that as a condition of the participation of the Hospital and the Clinics in Managed Care Contracts, Third Party Payors may require that the Hospital and/or Clinics agree to termination provisions other than those described in this Section 10. Champion agrees that the termination provisions of the Managed Care Contracts which require a longer termination notice period or which impose ongoing duties on providers (e.g. with respect to patients of such providers on the termination date) will supersede the provisions of this Section 11.

         12.     (a)      In the event of a breach of this Agreement by either
party hereto, the other party may give written notice of termination to the defaulting party (the "Default Notice"). Such Default Notice shall specify the breach alleged to have occurred and shall specify that this is a Default Notice under this Section 12(a). In the event that such breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after the giving of the Default Notice, this Agreement shall terminate upon the giving of a second written notice of





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termination (the "Termination Notice") by the non-breaching party to the breaching party.

         (b) Healthtrust shall have the right to terminate this Agreement immediately upon written notice to Champion upon the occurrence of any of the following events:

                 1. The Hospital's hospital license or authorization to administer controlled substances is suspended, revoked or in any material respect restricted;

                 2. The liability coverage as required under Section 9 hereof is reduced below the level necessary to satisfy the Hospital's obligations under this Agreement or is no longer in effect;

                 3. The JCAHO accreditation of the Hospital is revoked or suspended; or

                 4. Violations of any reasonable policies and procedures or other requirements of any Managed Care Contract or Contracts by the applicable Champion Affiliate resulting in the termination of a Managed Care Contract by the Third Party Payor that is signatory thereto insofar as the participation of the Hospital or any Clinic is concerned if Champion shall have had a reasonable opportunity to cure any such violations.

         (c) Upon termination or expiration of this Agreement pursuant to this or any other section of this Agreement, all rights and obligations of the parties under this Agreement shall immediately cease, except the obligations of the respective parties under Sections 10, 12(d) and 13 hereof; provided, however, that termination of this Agreement shall not relieve either party of any obligation which has arisen or liability with respect to breaches which have occurred prior to the termination; and provided further, however, that the termination of this Agreement shall not terminate Champion's right to participate in, and Champion's obligations under, Managed Care Contracts in effect on the date this Agreement terminates.

         (d) The termination provisions included in this Agreement are not intended to be the parties' exclusive remedy hereunder, but shall be in addition to any other remedy provided in this Agreement or otherwise available to the parties hereto at law or in equity.

         13. (a) Except as otherwise required by applicable law, Champion agrees to keep confidential and not disclose, and shall cause Buyer and all other Champion subsidiaries, Hospital and Clinics and its and their employees, agents, officers and directors (collectively, the "Champion Affiliates") to keep confidential and





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not disclose, any financial, operating, propriety or business information relating to Healthtrust, any of its affiliates, or any of its or their businesses, subsidiaries, affiliates, or owners which becomes available to Champion or any Champion Affiliate in connection with this Agreement and which is not otherwise public information ("Confidential Information"). Champion agrees that Confidential Information shall be deemed to include, without limitation, all non-public information relating to any of the Managed Care Contracts. Champion further agrees not to use, and shall cause all Champion Affiliates not to use, any Confidential Information in connection with the formulation of any proposals for managed care contracts submitted to, or any negotiations over managed care contracts with, Third Party Payors independent of Healthtrust or its subsidiaries. The provisions of this Section 13(a) shall survive the termination of this Agreement.

                 (b) Except as otherwise required by applicable law, Healthtrust agrees to keep confidential and not disclose, and shall cause its subsidiaries and its and their employees, agents, officers and directors (collectively, the "Healthtrust Affiliates"), to keep confidential and not disclose any financial, operating, proprietary or business information relating to Champion, the Buyer, Hospital or Clinics which becomes available to Healthtrust or any Healthtrust Affiliate in connection with this Agreement and which is not otherwise public information. The provisions of this Section 13(b) shall survive the termination of this Agreement.

         14. This Agreement shall inure to the benefit of, and be binding upon, Healthtrust, Champion and their respective successors and permitted assigns. No other parties are intended to be beneficiaries under this Agreement and no action to enforce the terms of this Agreement may be brought against any party hereto by any person who is not a party hereto.

         15. Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party, except that Healthtrust may assign or transfer its rights and obligations hereunder to any company directly or indirectly owned by, which owns or is under common ownership with, Healthtrust without Champion's prior written consent and that Champion may assign or transfer its rights and obligations hereunder to any company directly or indirectly owned by, which owns, or is under common ownership with, Champion without Healthtrust's prior written consent. No such assignment shall relieve the assignor from its obligations under this Agreement.

         16. Notices. Any and all notices, requests, demands, approvals, consents and other communications, required or permitted hereunder, shall be in writing and delivered personally, mailed by certified or registered mail, postage prepaid, return receipt





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requested or mailed via overnight service (e.g., Federal Express) to the addresses set forth below or to such other addresses as the parties hereto may specify by notice in accordance with this Section 16. Notices shall be deemed effective when delivered if personally delivered, or, if mailed, four (4) business days after deposit in the United States mail or the date indicated on the return receipt as the delivery date, whichever is earlier, or, if sent via overnight service, the next business day or the date indicated on the receipt, whichever is later.

                          If to Champion:

                          Champion Healthcare Corporation
                          c/o Salt Lake Regional Medical Center
                          1050 East South Temple
                          Salt Lake City, Utah  84102
                          Attention: Chief Executive Officer


                          If to Healthtrust:

                          Healthtrust, Inc. - The Hospital Company
                          c/o HTI Utah
                          420 East South Temple
                          Suite 200
                          Salt Lake City, Utah 84111
                          Attention:  Managed Care Director

         17. Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term(s) or provision(s) of this Agreement.

         18. Waiver of Breach. The waiver of any breach of this Agreement by either party shall not constitute a continuing waiver or a waiver of any preceding or subsequent breach of either the same or any other provision of this Agreement.

         19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

         20. Entire Agreement and Amendments. This Agreement, contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes any and all prior agreements, either oral or in writing, with respect to such subject matter. Unless otherwise specifically provided herein, this Agreement may be amended or changed only by mutual written consent of the parties' duly authorized representatives.





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         IN WITNESS WHEREOF, the parties have executed this Utah Provider
Agreement as of the day and year first written above.



HEALTHTRUST, INC. - THE           CHAMPION HEALTHCARE CORPORATION:
  HOSPITAL COMPANY:



By: /s/ Richard E. Francis         By: /s/ James G. VanDevender
    ----------------------             ------------------------
    Richard E. Francis                 James G. VanDevender

Title: Senior Vice President -    Title: Executive Vice President
         Development





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